Exhibit 99.1
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AES And Ameren Receive DOJ Request for Additional Information Regarding
Pending Sale of CILCORP
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ARLINGTON, Va., Aug 30, 2002 (BUSINESS WIRE) -- The AES Corporation (NYSE:AES)
and the Ameren Corporation (NYSE:AEE) announced today that they have received from the U.S. Department of Justice (DOJ) a Request for Additional Information (Second Request) under the Hart-Scott-Rodino Antitrust Improvements Act pertaining to the pending sale of CILCORP to Ameren.

The waiting period applicable to the pending sales under the Hart-Scott-Rodino Antitrust Improvements Act will expire 30 days after substantial compliance with the Second Request, unless terminated earlier by the DOJ. Issuance of a Second Request is not unusual for transactions of this size, and the companies intend to cooperate fully and respond promptly.

As previously announced, the transaction is subject to regulatory approvals by the Illinois Commerce Commission, the Federal Energy Regulatory Commission, the Securities and Exchange Commission and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. AES expects the sale of CILCORP to close in the first quarter of 2003.

AES is a leading global power company comprised of competitive generation, distribution and retail supply businesses in Argentina, Australia, Bangladesh, Brazil, Cameroon, Canada, Chile, China, Colombia, Czech. Republic, Dominican Republic, El Salvador, Georgia, Germany, Hungary, India, Italy, Kazakhstan, the Netherlands, Nigeria, Mexico, Oman, Pakistan, Panama, Qatar, South Africa, Sri Lanka, Tanzania, Uganda, Ukraine, the United Kingdom, the United States and Venezuela.

The company's generating assets include interests in 177 facilities totaling over 59 gigawatts of capacity. AES's electricity distribution network has over 727,000 km of conductor and associated rights of way and sells over 108,000 gigawatt hours per year to over 16 million end-use customers.

AES is dedicated to providing electricity worldwide in a socially responsible way.

This news release may include forward-looking statements. Actual events and results may differ materially from those projected. Factors that could affect actual results are discussed in AES's filings with the Securities and Exchange Commission, and readers are encouraged to read those filings to learn more about the risk factors associated with AES's businesses.

For more general information visit our web site at www.aes.com or contact investor relations at investing@aes.com.

CONTACT:
AES
Kenneth R. Woodcock, 703/522-1315